Exhibit 99.1
NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com	PR10-192
Hastings Entertainment, Inc. Reports Results for the Third Quarter of Fiscal 2010
•	Total comparable store revenues increased 1.3% for the quarter and 3.6% for the first nine months of fiscal 2010.

•	Merchandise comparable store revenues increased 1.2% for the quarter and 3.9% for the first nine months of fiscal 2010.

•	Rental comparable store revenues increased 2.2% for the quarter and 2.1% for the first nine months of fiscal 2010.
AMARILLO, Texas, November 15, 2010—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and nine months ended October 31, 2010. Net loss was approximately $3.1 million, or $0.35 per diluted share, for the three months ended October 31, 2010 compared to net loss of approximately $3.4 million, or $0.36 per diluted share, for the three months ended October 31, 2009. Net loss was approximately $2.1 million, or $0.23 per diluted share, for the nine months ended October 31, 2010 compared to net loss of approximately $2.1 million, or $0.22 per diluted share, for the nine months ended October 31, 2009. Net loss for the three and nine months ended October 31, 2010 included revenue of approximately $0.1 million and $0.5 million, respectively, related to gift card breakage. Hastings began recognizing gift card breakage revenue in the fourth quarter of fiscal 2009.
Both operating loss and adjusted operating loss for the third quarter were approximately $4.9 million compared to $4.7 million for the third quarter of fiscal 2009. Adjusted operating loss excludes gift card breakage, stock compensation expense and store asset impairment expense. Operating loss for the nine months ended October 31, 2010 was approximately $3.3 million compared to $2.0 million for the same period in the prior year. Adjusted operating loss was approximately $3.4 million for the nine month period compared to $1.6 million for the same period in the prior year. Earnings before interest, taxes, property and equipment depreciation expense and amortization (“EBITDA”) was approximately ($0.5) million for the three months ended October 31, 2010 as compared to $34,000 for the same period in the prior year. Adjusted EBITDA, which excludes gift card breakage revenue, stock compensation expense and store asset impairment expense was approximately ($0.5) million for the three months ended October 31, 2010 compared to $0.1 million for the same period in the prior year. EBITDA was approximately $9.7 million for the nine months ended October 31, 2010 compared to $12.4 million for the same period in the prior year. Adjusted EBITDA was approximately $9.7 million for the nine months ended October 31, 2010 compared to $12.8 million for the same period in the prior year.
Reconciliations of non-GAAP financial measures to comparable GAAP financial measures are included in the tables following the financial statements in this release.
“We were able to grow our comparable store sales in what continues to be a challenging retail environment,” said John H. Marmaduke, Chief Executive Officer and Chairman. “We saw improved results across many departments, including Trends, Video Games, Movies, Hardback Café and Consumables. Our expanded new and used Comics category continues to show strong results and helped drive the increase in Trends. Books comparable store sales were down 6.2% for the period which compares to an industry decline that was down double digits. Sales of used and value books increased 7.8% for the quarter, while sales of new books declined 9.3%. It is certainly the case that electronic book readers are impacting new book sales, but we have positioned ourselves to soften this impact through offering a variety of used and value books at price points that resonate well with our customers. In addition, our multimedia store model allows us to adapt to changes in consumer preference.”

“Although Rental sales were negatively impacted by a softer slate of titles released during the quarter, “The 49¢ Rental Movie Store” rental program is making a difference. This program, which rolled out during the second quarter, continues to gain traction, as evidenced by a 20% revenue growth in catalog titles during the third quarter. Additionally, stores located near a competitor that has closed within the last twelve months have averaged an 8.0% increase in Rental sales.”
“With the election behind us and the economy creating job growth, we anticipate consumer confidence will improve in the fourth quarter. Additionally, with the closing of many competitors, we feel our focus on store execution and service will turn many first time customers into loyal customers.”
Financial Results for the Third Quarter of Fiscal Year 2010
Revenues. Total revenues for the third quarter remained consistent with the revenues for the same period in the prior year at $112.3 million. Excluding gift card breakage revenue, total revenues for the third quarter of fiscal 2010 decreased approximately $0.2 million, or 0.2%. Comparable store sales, which exclude gift card breakage revenue, increased approximately 1.3%. As of October 31, 2010, we operated four fewer superstores, as compared to October 31, 2009, and one additional concept store, Sun Adventure Sports, which opened during the second quarter. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended October 31,
	2010		2009
		Percent		Percent	Increase (Decrease)
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$94,462	84.1%	$94,434	84.1%	$28	0.0%
Rental Revenue	17,673	15.8%	17,903	15.9%	(230)	-1.3%
Gift Card Breakage Revenue	149	0.1%	—	0.0%	149	—

Total Revenues	$112,284	100.0%	$112,337	100.0%	$(53)	0.0%

Comparable-store revenues (“Comp”)

Total	1.3%
Merchandise	1.2%
Rental	2.2%
Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended October 31,
	2010	2009
Trends	19.0%	-4.1%
Hardback Café	7.2%	16.5%
Video Games	6.7%	8.5%
Movies	5.6%	-3.1%
Consumables	3.4%	3.8%
Electronics	-0.4%	5.1%
Books	-6.2%	0.2%
Music	-6.2%	-10.4%
Prior year Comp sales have been revised to reflect current year classification of Comp sale categories. Trends Comps increased 19.0% for the quarter, driven by strong sales of new and used Comics, Hex Bugs, “As Seen on TV” products including the Kymaro and Big Top Cupcake, shaped rubber bands, apparel, collectible card games, and novelty items. The increase in new and used comic sales is primarily due to an expanded comic footprint in eighty-seven stores. Key drivers in the apparel category included hats and bags. Key drivers in the novelty category included black lights, seasonal merchandise for Halloween, and Nerf toys. Hardback Café Comps increased 7.2% for the quarter primarily due to increased sales of specialty café drinks. Video Game Comps increased 6.7% for the quarter resulting from strong sales of new and used video games for the Microsoft Xbox 360 and Sony Playstation 3 platforms and strong sales of new and used video game accessories. These sales were partially offset by lower sales of older generation video games, new Nintendo Wii video games, and video game consoles. Hit titles that helped drive sales during the quarter included Fallout: New Vegas, Halo Reach, Madden NFL 11, Fable III, Star Wars: The Force Unleashed II, Medal of Honor, Dead Rising 2, and Mafia II. Movie Comps increased 5.6% for the quarter, primarily driven by strong sales of new and used DVD boxed sets and increased sales of new and used Blu-ray movies, partially offset by lower sales of new DVDs. The increase in sales of boxed sets is attributable to an increased presence of boxed set promotions, increased sales of catalog boxed sets and several strong new titles that helped drive store traffic, including Sons of Anarchy: Season 2 and Dexter: Season 4. Consumables Comps increased 3.4% for the quarter, primarily resulting from strong sales of popcorn and assorted candies and gums, partially offset by lower sales of can drinks and fountain drinks. Electronics Comps decreased 0.4% for the quarter. Decreased sales of digital converter boxes, Blu-ray players, and refurbished iPods were partially offset by increased sales of headphones, iPod accessories, and PC accessories. Books Comps decreased 6.2% for the quarter, primarily resulting from decreases in sales of new trade paperbacks, mass-market books, and hardbacks, which to some degree is attributable to the increasing popularity of electronic book readers, and decreased sales of magazines. These decreases were partially offset by an increase in the sales of value books and used trade paperbacks. Music Comps decreased 6.2% for the quarter due to lower sales of new and used CDs, resulting directly from a continued industry decline and a reduced footprint in ninety-six stores. Merchandise Comps, excluding the sale of new music, increased 1.9% for the quarter.

Rental Comps increased 2.2% for the quarter, due to fewer promotions during the quarter as compared to the prior year. Rental Video Comps increased 3.7% for the quarter and Rental Video units had a slight decrease of 0.6% compared to the prior year. The decrease in units rented was due to fewer titles released during the quarter with gross box office revenues in the range of $20 million to $80 million, which typically represent our strongest rentals. Rental Video Game Comps decreased 1.1% for the quarter and Rental Video Game Units decreased 6.0% for the quarter. The decrease in Rental Video Games was due a challenging comparison to titles released in the prior year and lower price points on select titles as compared to the prior year.
Gross Profit — Merchandise. For the third quarter, total merchandise gross profit dollars decreased approximately $0.2 million, or 0.7%, to $29.4 million from $29.6 million for the same period in the prior year. As a percentage of total merchandise revenue, merchandise gross profit decreased to 31.1% for the quarter compared to 31.3% for the same period in the prior year, resulting primarily from increased shrinkage expense and costs to return products, partially offset by improvements in margin management. We are currently utilizing a comprehensive store audit program to assess store level execution and controls designed to reduce shrink, with a strong focus on our high-shrinkage stores.
Gross Profit — Rental. For the third quarter, total rental gross profit dollars decreased approximately $0.2 million, or 1.8%, to $11.2 million from $11.4 million for the same period in the prior year due to lower revenues as well as lower margin rates. As a percentage of total rental revenue, rental gross profit decreased to 63.5% for the quarter compared to 63.9% for the same period in the prior year primarily due to increased shrinkage partially offset by lower depreciation expense. Depreciation is a function of rental purchases over approximately a six month period.
Selling, General and Administrative Expenses (“SG&A”). SG&A remained consistent for the third quarter, at $45.7 million, or 40.7% of total revenue. SG&A drivers for the quarter included a decrease in depreciation expense of approximately $0.4 million related to a reduction in capital expenditures and a decrease in expense for bonuses under our bonus incentive programs of approximately $0.3 million. These decreases were partially offset by an increase in store labor costs of approximately $0.3 million, an increase in store supply costs of approximately $0.2 million, and an increase in store maintenance costs of approximately $0.1 million.
Interest Expense. For the third quarter, interest expense increased approximately $0.2 million, or 100.0%, to $0.4 million, compared to $0.2 million for the same period in the prior year primarily as a result of higher interest rates incurred under our Amended and Restated Loan and Security Agreement. The average rate of interest charged for the quarter increased to 3.0% compared to 1.9% for the same period in the prior year.
Tax Expense. During the three months ended October 31, 2009, the Company recorded a discrete tax charge of approximately $0.4 million related to amended state and federal tax returns resulting from an Internal Revenue Service (“IRS”) audit of the Company’s previously filed tax returns. No discrete items were recorded during the three months ended October 31, 2010. Primarily as a result of this discrete tax charge combined with the Company’s pre-tax loss for the period, the effective tax rates for the three months ended October 31, 2010 and 2009 were (40.9%) and (30.2%), respectively.

Financial Results for the Nine Months Ended October 31, 2010
Revenues. Total revenues for the first nine months of fiscal 2010 increased approximately $5.3 million, or 1.5%, to $360.5 million compared to $355.2 million for the same period in fiscal 2009. Excluding gift card breakage revenue, total revenues for the period increased approximately $4.8 million, or 1.3%. Comparable store sales, which exclude gift card breakage revenue and the impact of operating fewer stores during the current period, increased approximately 3.6%. The following is a summary of our revenues results (dollars in thousands):

	Nine Months Ended October 31,
	2010		2009
		Percent		Percent	Increase (Decrease)
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$301,175	83.5%	$295,896	83.3%	$5,279	1.8%
Rental Revenue	58,801	16.3%	59,327	16.7%	(526)	-0.9%
Gift Card Breakage Revenue	537	0.2%	—	0.0%	537	—

Total Revenues	$360,513	100.0%	$355,223	100.0%	$5,290	1.5%

Comparable-store revenues (“Comp”)

Total	3.6%
Merchandise	3.9%
Rental	2.1%
Below is a summary of the Comp results for our major merchandise categories:

	Nine Months Ended October 31,
	2010	2009
Video Games	18.4%	-8.6%
Trends	12.9%	-0.3%
Hardback Café	10.9%	13.9%
Movies	8.8%	-5.7%
Consumables	5.7%	3.8%
Electronics	1.7%	0.9%
Books	-3.0%	-0.4%
Music	-6.2%	-13.9%
Prior year Comp sales have been revised to reflect current year classification of Comp sale categories. Video Game Comps increased 18.4% for the period, primarily due to strong sales of new and used video games for the Sony Playstation 3 and Microsoft XBOX 360, used games for the Nintendo Wii, and video gaming consoles and accessories, partially offset by lower sales of older generation video games. Trends Comps increased 12.9% for the period, primarily resulting from strong sales of Hex Bugs, “As Seen on TV” products including the Kymaro and Big Top Cupcake, new and used comics, collectible card games, such as Magic: The Gathering, and action figures. The increase in new and used comic sales is primarily due to an expanded comic footprint in eighty-seven stores. The increase in action figure sales was driven by an increase in action figures sold over the internet and the addition of collectible action figures to our product mix. Hardback Café Comps increased 10.9% for the period, resulting from increased sales of specialty café drinks. Movie Comps increased 8.8% for the period, primarily due to increased sales of new and used Blu-ray movies and DVD boxed sets, partially offset by lower sales of new and used DVDs. Consumables Comps increased 5.7% for the period, primarily due to strong sales of assorted candies and gums, including candies and snacks cross merchandised on our video rental wall, and novelty drinks. Electronics Comps increased 1.7% for the period primarily resulting from strong sales of MP3 accessories and headphones, partially offset by lower sales of digital converter boxes and refurbished iPods. Book Comps decreased 3.0% for the period, primarily due to lower sales of new trade paperbacks, mass-market books, and hardbacks, which to some degree is attributable to the increasing popularity of electronic book readers, and lower sales of magazines, partially offset by increased sales of used trade paperbacks and hardbacks. Music Comps decreased 6.2% for the period due to lower sales of new and used CDs, resulting directly from a continued industry decline as well as a reduced footprint in ninety-six stores. Merchandise Comps, excluding the sale of new music, increased 5.3%.
Rental Comps increased 2.1% for the period, primarily due to fewer promotions being offered during the current period. Units rented for the period increased 6.2% for the period as compared to the prior year. Rental Video Comps increased 3.2% for the period while Rental Video Game Comps decreased 0.4%.

Gross Profit — Merchandise. For the current nine months, total merchandise gross profit dollars increased approximately $1.6 million, or 1.7%, to $94.8 million from $93.2 million for the same period in the prior year, due to higher revenues. As a percentage of total merchandise revenue, merchandise gross profit remained consistent at 31.5%. Improvements in margin management, lower markdown expense, and lower costs to return product were offset by increases in freight costs, which resulted directly from increased shipments related to our goShip program, and increased shrinkage expense. We have created a comprehensive store audit program to assess store level execution and controls designed to reduce shrink, with a strong focus on our high-shrinkage stores.
Gross Profit — Rental. For the current nine months, total rental gross profit dollars decreased approximately $1.3 million, or 3.4%, to $37.0 million from $38.3 million for the same period in the prior year primarily due to lower margin rates as well as lower revenues. As a percentage of total rental revenue, rental gross profit decreased to 63.0% for the period compared to 64.5% for the same period in the prior year primarily as a result of increased shrinkage and lower rental revenues partially offset by lower depreciation expense. Depreciation is a function of rental purchases over approximately a six month period.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 37.7% for the current nine months compared to 37.6% for the same period in the prior year. SG&A increased approximately $2.3 million, or 1.7%, to $135.8 million compared to $133.5 million for the same period in the prior year. The main drivers of the SG&A increase included an increase in associate health insurance of approximately $0.8 million, an increase in store supplies expense of approximately $0.5 million, and an increase in store advertising costs of approximately $0.4 million. Increases were partially offset by a decrease in depreciation expense of approximately $1.6 million related to a reduction in capital expenditures.
Interest Expense. For the current nine months, interest expense decreased approximately $0.1 million, or 12.5%, to $0.7 million, compared to $0.8 million for the same period in the prior year primarily as a result of lower average debt levels outstanding during the period. The average rate of interest charged for the current nine months decreased to 2.4% compared to 2.5% for the same period in the prior year.
Income Tax Expense. During the nine months ended October 31, 2010, the Company recorded a discrete tax benefit of approximately $0.2 million related to amended state returns resulting from an IRS audit of the Company’s previously filed Federal tax returns. During the nine months ended October 31, 2009, the Company recorded a discrete tax charge of approximately $0.4 million related to amended state and federal tax returns resulting from an IRS audit of the Company’s previously filed tax returns. Primarily as a result of these discrete tax items, the effective tax rates for the nine months ended October 31, 2010 and 2009 were (45.7%) and (20.8%), respectively.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. As of October 31, 2010, the Board of Directors had approved increases in the program totaling $32.5 million. During the third quarter of fiscal 2010, we purchased a total of 146,435 shares of common stock at a cost of $1,066,836, or $7.29 per share. As of October 31, 2010, a total of 4,531,680 shares had been repurchased under the program at a cost of approximately $28.3 million, for an average cost of approximately $6.25 per share.
Amended and Restated Loan and Security Agreement
On July 22, 2010, we entered into an Amended and Restated Loan and Security Agreement with Bank of America, N.A., as agent, (the “Amended Agreement”), which amended and restated our Loan and Security Agreement dated as of August 29, 2000, as otherwise amended (the “Prior Agreement”). The Amended Agreement is substantially the same as the Prior Agreement, extends the maturity date of the Prior Agreement from August 29, 2011 to July 22, 2014, and provides that we may repurchase up to $10 million worth of our common stock. The Amended Agreement also provides that we may repurchase additional shares of our common stock in the event we meet certain criteria set forth in the Amended Agreement. The Amended Agreement is secured by substantially all of the assets of the Company and our subsidiary and is guaranteed by our subsidiary.
The amount outstanding under the Amended Agreement is limited by a borrowing base predicated on the sum of (a) 85% of Eligible Credit Card Receivables plus (b) (i) 85% multiplied by (ii) the Appraised Inventory Liquidation Value multiplied by (iii) Eligible Inventory (net of Inventory Reserves), less (c) Availability Reserves (each term as defined in the Facility), and is limited to a ceiling of $100 million, less a $10 million availability reserve.
Interest under the Credit Facility will accrue, at our election, at a Base Rate or Libor Rate, plus, in each case, an Applicable Margin, which is determined by reference to the level of Availability as defined in the Amended Agreement, with the Applicable Margin for Libor Rate loans ranging from 2.00% to 2.75% and the Applicable Margin for Base Rate loans ranging from 1.00% to 1.75%. In addition, unused line fees ranging from 0.30% to 0.375% (determined by reference to the level of usage under the Credit Facility) are also payable on unused commitments.

Store Activity
Since August 16, 2010, which was the last date we reported store activity, we have had the following activity:
•	Store closed in Round Rock, Texas on October 15, 2010.
Fiscal Year 2010 Guidance
“The net loss for the third quarter was greater than our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “Additionally, we have updated our forecast through the fourth quarter, and we now estimate our comparable store revenues for the fourth quarter will be an increase of approximately one percent. As a result, we are lowering our guidance of net earnings per share from a range of $0.32 to $0.37 to a range of $0.27 to $0.32 for the full fiscal year ending January 31, 2011.”
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, and trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 146 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate a new concept store, Sun Adventure Sports, in Amarillo, Texas.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	October 31,	October 31,	January 31,
	2010	2009	2010
	(unaudited)	(unaudited)

Assets
Current Assets
Cash and cash equivalents	$6,706	$6,022	$8,863
Merchandise inventories, net	167,627	179,642	148,149
Deferred income taxes	5,535	11,013	7,804
Prepaid expenses and other current assets	13,114	12,206	10,120

Total current assets	192,982	208,883	174,936

Rental assets, net	15,172	14,188	13,127
Property and equipment, net	43,899	50,728	47,695
Deferred income taxes	3,371	878	1,310
Intangible assets, net	391	391	391
Other assets	2,030	962	1,341

Total assets	$257,845	$276,030	$238,800

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$79,325	$93,690	$58,068
Accrued expenses and other current liabilities	26,860	34,841	28,128

Total current liabilities	106,185	128,531	86,196

Long-term debt, excluding current maturities	44,107	42,291	38,174
Other liabilities	6,227	6,009	6,272

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,800	36,801	36,920
Retained earnings	84,741	77,821	86,884
Accumulated other comprehensive income	88	20	37
Treasury stock, at cost	(20,422)	(15,562)	(15,802)

Total shareholders’ equity	101,326	99,199	108,158

Total liabilities and shareholders’ equity	$257,845	$276,030	$238,800

Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended		Nine months ended
	October 31,		October 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Merchandise revenue	$94,462	$94,434	$301,175	$295,896
Rental revenue	17,673	17,903	58,801	59,327
Gift card breakage revenue	149	—	537	—

Total revenues	112,284	112,337	360,513	355,223

Merchandise cost of revenue	65,038	64,869	206,333	202,651
Rental cost of revenue	6,456	6,464	21,768	21,069

Total cost of revenues	71,494	71,333	228,101	223,720

Gross profit	40,790	41,004	132,412	131,503

Selling, general and administrative expenses	45,675	45,731	135,753	133,508
Pre-opening expenses	—	—	—	3

Operating loss	(4,885)	(4,727)	(3,341)	(2,008)

Other income (expense):
Interest expense, net	(374)	(211)	(695)	(778)
Other, net	46	17	91	96

Loss before income taxes	(5,213)	(4,921)	(3,945)	(2,690)

Income tax benefit	(2,134)	(1,485)	(1,802)	(560)

Net loss	$(3,079)	$(3,436)	$(2,143)	$(2,130)

Basic loss per share	$(0.35)	$(0.36)	$(0.23)	$(0.22)

Diluted loss per share	$(0.35)	$(0.36)	$(0.23)	$(0.22)

Weighted-average common shares outstanding:
Basic	8,849	9,574	9,120	9,658
Dilutive effect of stock awards	—	—	—	—

Diluted	8,849	9,574	9,120	9,658

Consolidated Statements of Cash Flows
(Dollars in thousands)

	Nine Months Ended October 31,
	2010	2009
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(2,143)	$(2,130)
Adjustments to reconcile net loss to net cash provided by operations:
Rental asset depreciation expense	8,224	9,185
Purchases of rental assets	(20,139)	(15,805)
Property and equipment depreciation expense	12,989	14,327
Deferred income taxes	208	1,723
Loss on rental assets lost, stolen and defective	1,403	606
Loss on disposal of other assets	64	379
Non-cash stock-based compensation	481	224

Changes in operating assets and liabilities:
Merchandise inventories	(11,009)	(24,562)
Other current assets	(2,994)	(982)
Trade accounts payable	21,254	35,029
Accrued expenses and other current liabilities	(1,220)	(5,773)
Excess tax benefit from stock-based compensation	(48)	—
Other assets and liabilities, net	(84)	1,431

Net cash provided by operating activities	6,986	13,652

Cash flows from investing activities:
Purchases of property, equipment and improvements	(9,259)	(8,683)

Net cash used in investing activities	(9,259)	(8,683)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facility	5,933	(2,216)
Purchase of treasury stock	(5,471)	(1,018)
Change in cash overdraft	3	(3,162)
Deferred financing costs paid	(599)	—
Proceeds from exercise of stock options	202	—
Excess tax benefit from stock-based compensation	48	—

Net cash provided by (used in) financing activities	116	(6,396)

Net decrease in cash	(2,157)	(1,427)

Cash at beginning of period	8,863	7,449

Cash at end of period	$6,706	$6,022

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	October 31,	October 31,
	2010	2009
Merchandise inventories, net	$167,627	$179,642
Inventory turns, trailing 12 months (B)	1.95	1.91

Long-term debt	$44,107	$42,291
Long-term debt to total capitalization (C)	30.3%	29.9%

Book value (D)	$101,326	$99,199

Book value per share (E)	$11.11	$10.27

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009
Comparable-store revenues (F):
Total	1.3%	-1.6%	3.6%	-5.5%
Merchandise	1.2%	-1.6%	3.9%	-5.1%
Rental	2.2%	-1.6%	2.1%	-7.3%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the nine month period ended October 31, 2010 and 2009, respectively.

(F)
Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

Use of Non-GAAP Financial Measures
The Company is providing free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) as supplemental non-GAAP financial measures regarding the Company’s operational performance. The Company evaluates its historical and prospective financial performance, and its performance relative to its competitors, by using such non-GAAP financial measures. Specifically, management uses these items to further its own understanding of the Company’s core operating performance, which management believes represents the Company’s performance in the ordinary, ongoing and customary course of its operations. Therefore, management excludes from core operating performance those items, such as those relating to restructuring, investing, stock-based compensation expense and non-cash activities that management does not believe are reflective of such ordinary, ongoing and customary activities.
The Company believes that providing this information to its investors, in addition to the presentation of GAAP financial measures, allows investors to see the Company’s financial results “through the eyes” of management. The Company further believes that providing this information allows investors to both better understand the Company’s financial performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Free Cash Flow
Management defines free cash flow as net cash provided by operating activities for the period less purchases of property, equipment and improvements during the period. Purchases of property, equipment and improvements during the period are netted with any proceeds received from insurance on casualty loss that are directly related to the reinvestment of new capital expenditures. The following table reconciles net cash provided by operating activities, a GAAP financial measure, to free cash flow, a non-GAAP financial measure (in thousands):

	Nine months ended October 31,
	2010	2009
Net cash provided by operating activities	$6,986	$13,652
Purchase of property, equipment and improvements, net	(9,259)	(8,683)

Free cash flow	$(2,273)	$4,969

EBITDA and Adjusted EBITDA
EBITDA is defined as net income (loss) before interest expense (net), income tax expense (benefit), property and equipment depreciation expense and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding gift card breakage revenue, stock-based compensation expense and store asset impairments. The following table reconciles net income (loss), a GAAP financial measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures (in thousands):

	Three months ended October 31,		Nine months ended October 31,
	2010	2009	2010	2009
Net loss	$(3,079)	$(3,436)	$(2,143)	$(2,130)
Adjusted for
Interest expense, net	374	211	695	778
Income tax benefit	(2,134)	(1,485)	(1,802)	(560)
Property and equipment depreciation expense	4,365	4,744	12,989	14,327

EBITDA	(474)	34	9,739	12,415

Gift card breakage revenue	(149)	—	(537)	—
Non-cash stock-based compensation	144	68	481	224
Store asset impairments	—	—	—	155

Adjusted EBITDA	$(479)	$102	$9,683	$12,794

Adjusted Operating Income (Loss)
Adjusted operating income (loss) is defined as operating income (loss) excluding gift card breakage revenue, stock based compensation expense and store asset impairments. The following table reconciles operating income (loss), a GAAP financial measure, to adjusted operating loss, a non-GAAP financial measure (in thousands):

	Three months ended October 31,		Nine months ended October 31,
	2010	2009	2010	2009
Operating loss	$(4,885)	$(4,727)	$(3,341)	$(2,008)
Adjusted for
Gift card breakage revenue	(149)	—	(537)	—
Non-cash stock-based compensation	144	68	481	224
Store asset impairments	—	—	—	155

Adjusted operating loss	$(4,890)	$(4,659)	$(3,397)	$(1,629)

Free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) are considered non-GAAP financial measures under the SEC’s Regulation G and therefore should not be considered in isolation of, or as a substitute for, net income (loss), operating income (loss), cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. The financial measures of non-GAAP free cash flow, EBITDA, adjusted EBITDA, and adjusted operating loss may vary among other companies. Therefore, our free cash flow, EBITDA, adjusted EBITDA, and adjusted operating loss may not be comparable to similarly titled measures used by other companies.